Exhibit 6.1

Talent Related Asset Assignment Agreement

This Talent Related Asset Assignment Agreement (this “Agreement”) is made and entered into on [●] (the “Effective Date”) by and between Exceed Talent Capital LLC, a series limited liability company incorporated under Section 18-215 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) with Delaware State File Number 7096152, and with its registered office at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Manager”), of the first part; and Series [●], a series designated by Exceed Talent Capital Holdings LLC, a series limited liability company incorporated under the Delaware LLC Act with Delaware State File Number 6913324, and with its registered office at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Series” and the “Company” respectively), of the second part. Each of the Manager, Company and the Series is referred hereto as a “Party” and collectively the “Parties”.

Whereas, Manager is a party to that certain Music Revenue Rights Agreement dated [●] with [●] (collectively, the “Owner”), in the form attached hereto as Exhibit A (the “Talent Rights Purchase Agreement”), whereby Manager acquired various rights regarding all versions of the sound recording embodying the performance of the musical composition (notes and lyrics) currently entitled [●] (the “Recording”) performed by [●] (the “Artist”) and being distributed worldwide exclusively by [●] (the “Distributor”), including the right (a) to receive a portion of the revenue stream derivable from the use and monetization of the Recording or elements thereof in any manner and through any media and channel (the “Revenue Stream”), and (b) to market, promote and commercialize the Recording, including by planning, scheduling and procuring the Artists’ performance of (or participation in) various promotional and publicity activities and services and their creation and dissemination of relevant content (collectively, the “Marketing Operations”); and

[Whereas, Manager is further a party to that certain Underwriting Agreement with Exceed Market Technologies F.C. 2, Limited Partnership (“Lender”) dated [●], in the form attached hereto as Exhibit B (the “Underwriting Agreement”), whereby Manager borrowed from Lender a total principal amount of $[●] (the “Total Loan Amount”)]; and

Whereas, Series intends to offer shares of its interests (or other securities representing a stake in its economic substance, in each case – “Shares”) to the general public in an offering pursuant to Regulation A+ under the U.S. Securities Act, 1933, as amended (the “Reg A Offering”); and

Whereas, in order to facilitate the Reg A Offering and induce investors to participate in it, Manager wishes to assign and sell to Series, and Series wishes to purchase from Manager, all of Manger’s rights and entitlements under the Talent Rights Purchase Agreement, in consideration of the assumption by Series of Manager’s obligations with respect to a portion of the Total Loan Amount under the Underwriting Agreement, as set out in Section 3 below – all in accordance with the terms and conditions set out herein.

Now, therefore, the Parties hereby agree as follows:

1.	Assignment and Assumption of Talent Rights Purchase Agreement. Manager hereby irrevocably and unconditionally conveys, transfers and assigns to Series all of its rights and entitlements in and under the Talent Rights Purchase Agreement, including, without limitation, all rights to the Revenue Stream and the Marketing Operations – subject only to the assumption by the Series of the Manager’s obligations with respect to the repayment of a portion of the Total Loan Amount set out in Section 3 below – and Series hereby assumes and acquires all such rights and entitlements under the Talent Rights Purchase Agreement and undertakes to make all reasonable efforts to exercise and enforce such rights and entitlements toward the Owner, the Distributor and the Artists, as applicable.

2.	Manager’s Representations. Manager hereby represents and warrants to Series that (a) it currently owns all rights set out in the Talent Rights Purchase Agreement free and clear of any liens, charges, pledges, claims, options or other security interests or third party rights of any kind, and (b) it is assigning and transferring all rights and entitlements under the Talent Rights Purchase Agreement in accordance with and as permitted by Clause 9 of the Talent Rights Purchase Agreement, and such assignment does not require further consent by or notification of the Owner, Distributor or the Artists.

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3.	Transaction Consideration. In consideration for the assignment to the Series of all rights in and under the Talent Rights Purchase Agreement pursuant to Section 1 above, Series hereby irrevocably and unconditionally assumes the Manager’s liability under the Underwriting Agreement for a portion of the Total Loan Amount equal to [●] U.S. dollars ($[●]) plus all Interest, as defined in the Underwriting Agreement, accrued on such amount from the time it was first disbursed to the Manager and until it is fully repaid according to its terms (collectively, the “Assumed Debt”), with the effect of the Series taking the place of the Manager as ‘Borrower’ under the Underwriting Agreement with respect to the Assumed Debt. The assumption of the Assumed Debt shall be effective on the Effective Date of this Agreement. For avoidance of doubt, the Manager will remain liable, as the Borrower under the Underwriting Agreement, for the balance of the Total Loan Amount in excess of the Assumed Debt.

4.	[Termination of Talent Related Income Agreement. The Talent Related Income Agreement between the Parties dated [●] is hereby terminated and superseded in its entirety by this Agreement. The Parties confirm that no part of the ‘Debt Assignment’, as defined in such agreement, has been repaid by the Series to date.]

5.	Miscellaneous

5.1.	Entire Agreement. This Agreement reflects the entire agreement of the Parties with respect to its subject matter and supersedes all previous agreements.

5.2.	Dispute Resolution. The Parties will attempt to settle any claim or controversy arising out of this Agreement through good faith negotiation. If a dispute occurs, the Parties will first submit the dispute in writing to a senior executive from each Party to be resolved between them within thirty (30) days. This Agreement and any dispute or claim arising out of, or in connection with, it shall be governed by and construed in accordance with the laws of the State of Delaware, USA. Each Party irrevocably agrees that the courts of Delaware, USA shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement.

5.3.	Notice. All notices in connection with this Agreement or the transactions contemplated hereunder shall be in writing, and shall be delivered by e-mail to [series]@exceedtc.com in the case of the Series, and to legal@exceedtc.com in the case of the Manager. Notices sent by e-mail shall be deemed delivered when sent, if transmitted during business hours of the recipient Party, and at the start of business on the first business day thereafter if sent outside such business hours.

5.4.	Amendment. This Agreement shall not be modified except by a written instrument signed by both Parties.

5.5.	Waiver. No waiver of any rights arising under this Agreement shall be effective unless executed in writing and signed by the Party against whom such waiver is sought to be enforced, and any failure or delay of a Party, to demand performance of any provision of this Agreement, shall not constitute a waiver of any of its rights under this Agreement. The waiver of any breach of any provision herein contained shall not be deemed to be a waiver of such breach, or of any subsequent breach of the same or other provision.

5.6.	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

5.7.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Assignment Agreement for Talent-Related Rights has been signed by the Parties as of the Effective Date set out above.

_________________________________ Exceed Talent Capital LLC, as Manager By: ________________________ Title: ______________________	_________________________________ Exceed Talent Capital Holdings LLC Series [●], as Series By: ________________________ Title: ______________________

[Signature Page of Assignment Agreement for Talent-Related Rights]

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Exhibit A

Talent Rights Purchase Agreement

[OMITTED – SEE EXHIBIT 6.2 TO THE OFFERING STATEMENT FOR FORM OF TALENT RIGHTS PURCHASE AGREEMENT]

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Exhibit B

UNDERWRITING AGREEMENT

This Underwriting Agreement (“Agreement”) is entered into on [DATE] (the “Effective Date”) by and between Exceed Talent Capital LLC, a company organized under the laws of Delaware, USA, whose registered address is located at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Borrower”), and [●] (the “Lender”). Each a “Party” and together the “Parties”.

Whereas, Borrower is interested in borrowing funds in the amount of up to $[●] (the “Principal Amount”) from Lender, subject to the terms of this Agreement (the “Loan”), and Lender is willing to lend such sum to Borrower, subject to the terms and conditions of this Agreement;

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Disbursement. Lender shall disburse to Borrower the Principal Amount, in immediately available funds denominated in US dollars, by wire transfer to a bank account designated by Borrower in writing, as soon as practicable after Borrower delivers to Lender a resolution of the Borrower’s Manager (as defined in its operating agreement) approving the Loan. The above notwithstanding, Lender may disburse the Principal Amount to Borrower in several installments, as Lender may consider appropriate, at its sole discretion, to allow Borrower to meet its capital expenses as they fall due, and Lender will notify Borrower in writing of each such installment as it is made.

2.	Use of Proceeds. Borrower shall use the proceeds of the Loan strictly for payment of advances to talents, purchase of intellectual property (or rights to revenue derived from commercialization of such intellectual property), as well as various legal, marketing and other applicable offering and operating costs which Borrower may incur in connection with any intended future offerings by an Affiliate (as later defined) of the Borrower, or a duly constituted series of such Affiliate (a “Series”, and each such purchase, a “Series Investment Amount”) – all in accordance with Borrower’s approved business plan and budget.

3.	Arrangement Fee. Subject to agreement of a Series, upon assignment of this Agreement to a Series of the Borrower, the Lender shall be entitled to receive shares, or other equivalent units of economic ownership, in a Series in an amount equal to 5% (five percent) of the amount of the Series Investment Amount (the “Fee Shares)”. The Fee Shares shall be issued to the Lender at a per-share price at which such securities were offered in the Series Public Offering (as later defined). The Arrangement Fee is not payable in cash, or cash equivalent.

4.	Interest. The Principal Amount shall bear a simple monthly interest rate of 1.5% (“Interest”, and together with the Principal Amount – the “Loan Amount”). Interest shall be calculated separately for each installment on the basis of the amount of such installment, the number of days elapsed from the date of disbursement of such installment, any amounts subsequently repaid to the Lender, and a 365-day year. The interest rate is linked pro-rata to any changes in the Federal Reserve Interest Rate. The Lender will notify the Borrower in writing of any changes to the applicable interest rate.

5.	Repayment; Conversion

5.1.	Repayment upon Series Public Offering. If, within twelve (12) months of the disbursement of the Principal Amount or any installment on account thereof, any Series of the Borrower which had received from Borrower any rights or other assets that were funded, in whole or in part, by the Principal Amount, completes a crowdfunding offering of any class of its securities pursuant to Regulation A+ under the U.S. Securities Act, 1933, as amended, or pursuant to any other regulatory framework, whether through a broker-dealer or an SEC-registered funding portal (a “Series Public Offering”) – an amount equal the Principal Amount plus all Interest accrued thereon (the “Series Contributed Amount”), shall become due and payable by Borrower to Lender immediately following the completion of such Series Public Offering.

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5.2.	Conversion of Uncovered Series Contributed Amount. If the total proceeds (net of commissions and other direct offering fees and expenses) from a Series Public Offering, taken in the aggregate with other income generated by a Series during the period from its operational activities, and net of any funds required by the Series to meet its reasonable future working capital needs as determined by the Borrower(the “Series General Net Income”), are insufficient to cover the relevant Series Contributed Amount in full, the balance of the Series Contributed Amount remaining uncovered by the net proceeds from such Series Public Offering shall automatically be converted into securities of the Series, of the same class and having the same rights and privileges as those offered in the Series Public Offering, based on a conversion price equal to the per-share price at which such securities were offered in the Series Public Offering, less a discount of 7.5%.

5.3.	Repayment or Conversion in case of No Series Public Offering. If, by the end of 12 months following the disbursement of the Principal Amount or any installment on account thereof (the “Cut Off Date”) , any portion of such disbursed amount was used for the benefit of a Series that eventually did not carry out a Series Public Offering – such portion of the disbursed amount, including all Interest accrued thereon, shall, at the Lender’s sole option exercisable in writing, in the first instance, on or before the Cut Off Date (the “Lender Option”), be either (i) converted into securities of the Series of the same class and having the same rights and privileges as those intended to be offered in the Series Public Offering, based on a conversion price equal to the per-share price at which such securities were intended to be offered in the Series Public Offering, less a discount of 7.5%; or (ii) remain outstanding and payable by the Series subject to the same rate of Interest, and repayable from the Series General Net Income. In the circumstances described in this Section 5.3, unless and until the Loan Amount has been fully repaid to the Lender, or otherwise converted to securities of the Series, the Lender Option shall be exercisable once during each 12-month period following the Cut Off Date.

5.4.	Conversion upon Exit Event. Unless previously converted or repaid in accordance with Sections 5.1 - 5.3 above, immediately prior to the consummation of an Exit Event (as defined below) by either Borrower or any Series, the Loan Amount in full (or the relevant Series Contributed Amount, as the case may be), shall automatically be converted into shares of the Borrower or the relevant Series undergoing the Exit Event at a price per share equal to the price paid by the purchaser or surviving entity in such Exit Event (or the volume-weighted average price paid by the purchasers in a public offering, as the case may be). For purposes of this Agreement, an “Exit Event” shall mean (a) the acquisition of Borrower or any Series by another entity by means of a share acquisition, merger, reverse merger or any other transaction or series of related transactions in which the holders of the voting shares of the Borrower or the relevant Series outstanding immediately prior to such transaction will hold less than fifty percent (50%) of the total voting power represented of the Borrower, the Series or the relevant surviving entity immediately following the closing of such transaction or series of transactions; (b) the sale, lease or other conveyance of all or substantially all of the assets or intellectual property of Borrower or the relevant Series, or (c) an initial public offering of the Borrower’s shares.

5.5.	Rights as Shareholder. From the date of occurrence of a conversion of the Loan Amount into shares of the Borrower or any Series thereof, Lender shall be deemed to be the holder of such conversion shares (as described in Sections 5.2 – 5.4) , and shall be deemed to have all rights, preferences, powers, privileges, restrictions, qualifications and limitations required to be granted in connection with such shares.

5.6.	Approval of Conversion. Should the conversion of the Loan Amount require the prior approval of any regulatory body or authority or registration with any such body or authority, the Parties shall cooperate in exercising any measure or action required to obtain all such approvals and registrations. From the time of conversion under this Agreement and until such approval or registration is obtained, the conversion shares shall be held in trust for the benefit of Lender or anyone on its behalf.

6.	Maturity upon Event of Default. Notwithstanding anything to the contrary in this Agreement, the Lender shall be entitled to demand that any portion of the Loan Amount then outstanding be immediately repaid upon the occurrence of any of the following events: (a) the commencement by Borrower or any Series of any liquidation proceedings, or the adoption by Borrower or any Series of a resolution for their winding up or dissolution, or the appointment of a receiver, liquidator or trustee over the whole or any part of Borrower’s or any Series’ assets, or the calling by Borrower or any Series of a meeting of creditors for the purpose of entering into a scheme of arrangement with them (“Liquidation Proceedings”); (b) the commencement by a third party of any Liquidation Proceedings, which have not been terminated within forty five (45) days thereafter; or (c) cessation of Borrower’s or any Series’ business operations for any reason for forty five (45) consecutive business days or more.

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7.	Borrower Representations. Borrower represents and warrants to the Lender as follows:

7.1.	Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

7.2.	Authority. The execution, delivery and performance by Borrower of this Agreement is within the power of Borrower and, other than with respect to the actions to be taken when equity is to be issued to Lender, has been duly authorized by all necessary actions on the part of Borrower.

7.3.	Binding Effect & Enforceability. This instrument constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

7.4.	Non-Contravention. The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to Borrower; (ii) result in the acceleration of any material indenture or contract to which Borrower is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Borrower, or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Borrower, its business, or operations.

8.	Lender Representations. Lender hereby represents and warrants to Borrower as follows:

8.1.	Authority. Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

8.2.	Binding Effect & Enforceability. This Agreement constitutes valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

9.	Miscellaneous

9.1.	Interpretation. In this Agreement, an “Affiliate” of an entity shall mean any individual or entity directly or indirectly controlling, controlled by, or under common control with such entity, and an Affiliate of an individual will further include such individual’s parents, spouse, siblings and descendants. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power to manage or direct the affairs of the person or entity in question, whether by ownership of voting securities, by contract or otherwise.

9.2.	Cost & Expenses. Each Party shall bear its costs and expenses in connection with this Agreement.

9.3.	Further Actions. The Parties shall perform such further acts and execute such further documents as may be necessary or favorable to carry out and give full effect to the provisions of this Agreement.

9.4.	Assignment. Neither Party may assign its rights or obligations under this Agreement. Notwithstanding the foregoing, Borrower may assign this Agreement to any of its Affiliates, or series of its Affiliates.

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9.5.	Taxes. Any tax consequences for either Party in regards to this Agreement shall be borne by such Party.

9.6.	Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regards to the conflict of law provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts in Tel-Aviv-Jaffa, Israel, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court.

9.7.	Notices. All notices and communications required or permitted hereunder to be given to a Party shall be in writing and delivered to the address or email address set forth in the signature page to this Agreement.

9.8.	Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be modified or amended upon written consent of both Parties. No delay or omission to exercise any right, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring.

9.9.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be enforced in accordance with its terms; provided, however, that this Agreement shall be interpreted so as to give effect, to the greatest extent possible, to the meaning and intention of the excluded provision.

9.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but shall together constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Underwriting Agreement as of the Effective Date set out above.

______________________________ Exceed Talent Capital LLC		______________________________ [Lender]

By:	________________	By:	________________

Title:	________________	Title:	________________

Address:	________________	Address:	________________

	________________		________________

Email:	________________	Email:	________________

[Signature Page of Underwriting Agreement]

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